MICROMEM TECHNOLOGIES INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AS AT JANUARY 31, 2007
AND FOR THE THREE MONTHS THEN ENDED

(Unaudited – See Notice to Reader)

MICROMEM TECHNOLOGIES INC. ("the Company")

Notice to Reader

The management of Micromem Technologies Inc. ("the Company") is responsible for the preparation of the accompanying interim financial statements. The interim financial statements as at January 31, 2007 and for the quarter then ended have been prepared in accordance with accounting principles generally accepted in Canada and are considered by management to represent fairly the financial position, operating results and cash flow of the Company.

These interim financial statements have not been reviewed by an auditor. These interim financial statements are unaudited and include all adjustments, consisting of normal and recurring items, that management considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows.

"Joseph Fuda"
(Signed) Joseph Fuda, President and CEO

"Dan Amadori"
(signed) Dan Amadori, Chief Financial Officer

March 27, 2007

Consolidated Balance Sheet
(Expressed in United States dollars)
(See Note 2 - Going Concern)

As at	January 31, 2007	January 31, 2006

Assets
Current assets:
Cash and cash equivalents	$191,935	$114,010
Term deposits	-	-
Deposits and other receivables (Note 5)	105,943	62,506
	297,878	176,516
Property and equipment (Note 6)	-	-
Patents and trademarks (Note 7)	-	-
Royalty rights (Note 4 and Note 10)	-	-
	297,878	176,516

Liabilities and Shareholders' Equity (Deficiency)
Current liabilities:
Accounts payable and accrued liabilities (Note 5)	749,567	797,043

Shareholders' equity (deficiency):
Share capital: (Note 8)
Authorized:
2,000,000 special preference shares, redeemable, voting
Unlimited common shares without par value
Issued and outstanding:
70,191,299 common shares ( 2006: 64,869,449)	36,230,615	34,350,087
Contributed surplus (Notes 8 (b) and 9)	22,740,672	20,283,898
Deficit accumulated during the development stage	(59,422,976)	(55,254,512)
	(451,689)	(620,527)
	$297,878	$176,516

Commitments (Note 13)
Contingencies (Note 14)

"Joseph Fuda" (Signed)
Joseph Fuda, Director

"David Sharpless" (Signed)
David Sharpless, Director

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Operations and Deficit
(Expressed in United States dollars)

For the three month period ended January 31, 2007 (with comparative data)
				Period from
				September 3, 1997
	Jan. 31, 2007	Jan. 31, 2006	Oct. 31, 2006	to January 31, 2007
	(3 mos)	(3 mos)	(12 mos)

Interest and other income	$2,166	$1,219	$9,930	$552,183

Costs and expenses (income):
Administration	34,471	87,804	268,241	2,773,134
Professional, Management and consulting fees (Notes 8 (b) and 12 (c))	144,778	156,570	1,017,859	5,621,245
Wages and salaries (Note 12 (b))	27,370	56,053	172,169	9,721,341
Research and development (Notes 6 and 13)	71,818	263,952	368,969	7,197,620
Travel and entertainment	37,280	24,651	195,607	1,470,206
Amortization of property and equipment (Note 6)	-	-	-	344,466
Stock compensation expense (Note 8(b))	-	143,786	2,058,560	21,619,781
Unrealized foreign exchange loss (gain)	(10,785)	2,885	(13,295)	(67,252)
Amortization of patents and trademarks	-	-	-	67,596
Operating leases	-	-	-	109,412
Loss on sale of investment	-	-	-	54,606
Write-down of investment	-	-	-	61,020
Write-down of royalty rights (Note 10)	-	-	-	10,000,000
Write-down of patents and trademarks (Note 7)	-	-	-	299,820
Interest expense	-	-	-	75,027
Loss on sale of property and equipment	-	-	-	65,460
Price adjustment on outstanding warrants (Note 8)	542,000			542,000
	846,933	735,701	4,068,110	59,955,483

Loss before income taxes	(844,766)	(734,482)	(4,058,180)	(59,403,299)

Provision for income taxes (Note 11)	-	-	-	19,677

Net loss for the period	(844,766)	(734,482)	(4,058,180)	(59,422,976)

Deficit accumulated during the
development stage, beginning of period	(58,578,210)	(54,520,030)	(54,520,030)	-
Deficit accumulated during the
development stage, end of period	($59,422,976)	($55,254,512)	($58,578,210)	($59,422,976)

Loss per share - basic and diluted	(0.01)	(0.01)	(0.06)	(1.21)

Weighted average number of shares	67,893,343	64,665,086	66,709,353	49,275,288

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Cash Flows
(Expressed in United States dollars)

For the three month period ended January 31, 2007 (with comparative data)
				Period from
				September 03, 1997
	Jan. 31, 2007	Jan. 31, 2006	Oct. 31, 2006	to January 31, 2007
	(3 mos)	(3 mos)	(12 mos)

Cash flows from operating activities:
Net loss for the period	($844,766)	($734,482)	($4,058,180)	($59,422,976)
Adjustments to reconcile loss for
the period to net cash used in operating activities:
Amortization of patents and trademarks	-	-	-	67,596
Amortization of property and equipment	-	-	-	529,686
Stock option expense	542,000	143,786	2,058,560	22,161,781
Loss on sale of investment	-	-	-	54,606
Write down of investment	-	-	-	61,020
Loss on disposal of property and equipment	-	-	-	65,460
Write-down of royalty rights	-	-	-	10,000,000
Write-down of patents and trademarks	-	-	-	299,820
Share compensation expense			-	7,285,696
Non-cash wages and salaries	-	-	-	34,000
Decrease (increase) in deposits and other receivables	(47,205)	23,066	26,834	(97,346)
Increase (decrease) in accounts payable and accrued liabilities	(164,797)	(6,163)	111,157	638,726
Net cash used in operating activities	(514,768)	(573,793)	(1,861,629)	(18,321,931)

Cash flows from investing activities:
Purchase of property and equipment	-	-	-	(729,604)
Proceeds on disposal of property and equipment	-	-	-	134,458
Patents and trademarks	-	-	-	(367,416)
Sale of available-for-sale Investment	-	-	-	260,641
Royalty rights	-	-	-	(2,000,000)
Term deposits	-	-	-	-
Net cash proceeded by (used in) investing activities	-	-	-	(2,701,921)

Cash flows from financing activities:
Issue of common shares	300,000	45,000	1,625,528	20,635,061
Net proceeds from shareholder's Loan	-	-	-	544,891
Loan proceeds from Avanticorp International Inc.	-	-	-	112,031
Rights issue costs	-	-	-	(76,197)
Net cash provided by financing activities	300,000	45,000	1,625,528	21,215,786

Increase (decrease) in cash and cash equivalents	(214,768)	(528,793)	(236,101)	191,935

Cash and cash equivalents, beginning of period	406,703	642,803	642,803	-
				-
Cash and cash equivalents, end of period	$191,935	$114,010	$406,702	$191,935

Supplemental cash flow information:
Interest paid	-	-	-	76,987
Income taxes paid	-	-	-	66,722

See accompanying notes to the consolidated financial statements.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Expressed in United States dollars)
January 31, 2007
					Deficit
	Number	Share	Contributed	Deferred Share	Accumulated
	of Shares	Capital	Surplus	Compensation	During
					Development
Micromem share capital, October 31, 1998	3,490,643	$ -	$ -	$ -	$ -
Exercise of director’s stock options	490,000	-	-	-	-
Pageant share capital, October 31, 1998	-	1	-	-	-
Net loss for the year	-	-	-	-	(500,992)
Common shares of Pageant, December 4, 1998	-	4,999	-	-	-
Assigned fair value of net assets (Note 3(c) (iv))	32,000,000	549,140	-	-	-
Micromem share capital, September 11, 1999	35,980,643	554,140	-	-	(500,992)

Exercise of common share purchase warrants for cash	120,676	164,053	-	-	-
Private placement of common shares for cash, May 17, 1999	350,000	1,050,000	-	-	-
Shareholder loan forgiven (Note 9)	-	-	544,891	-	-
Exercise of stock options for cash	100,000	300,000	-	-	-

Net loss for the year	-	-	-	-	(5,207,787)
Balance, October 31, 1999	36,551,319	2,068,193	544,891	-	(5,708,779)

Exercise of common share purchase warrants for cash	182,087	274,717	-	-	-
Exercise of stock options for cash	100,000	300,000	-	-	-
Deferred share compensation (Note 12)	-	-	2,711,881	(453,219)	-
Private placement of common shares for cash, February 10, 2000	2,000,000	5,000,000	-	-
Common shares issued pursuant to compensation agreements, March 15, 2000	901,110	4,206,447	-	-	-
Stock options issued to directors/consultants			9681257		-
Net loss for the year	-	-	-	-	(16,940,613)
Balance, October 31, 2000	39,734,516	11,849,357	12,938,029	(453,219)	(22,649,392)

Exercise of common share purchase warrants for cash	362,450	554,655	-	-	-
Common shares issued under rights offering November 20, 2000	304,674	1,119,058	-	-	-
Exercise of stock options for cash	800,000	2,400,000	-	-	-
Deferred share compensation (Note 12)	-	-	(453,219)	453,219	-
Stock-based compensation	-	-	34,000	-	-
Exercise of director’s stock options for cash, January 17, 2001	714,686	71,469	-	-	-
Common shares issued pursuant to compensatory stock options, at January 17, 2001 (Note 12 (a))	-	1,581,242	(1,581,242)	-	-
Adjustment-share compensation expenses (Note 12)	-	-	(677,420)	-	-
Common shares issued pursuant to compensation agreement, January 23, 2001(Note 12 (a))	11,192	66,461	-	-	-
Private placement of common shares for cash, March 21, 2001	2,000,000	4,000,000	-	-	-
Common shares issued under asset purchase agreement to Estancia Limited, March 14, 2001	2,007,831	8,000,000	-	-	-
Compensation shares due but not issued (Note 12)	-	-	1,431,545	-	-
Stock options issued to directors/consultants			4,627,752
Net loss for the year	-	-	-	-	(9,187,377)

Balance, October 31, 2001	45,935,349	29,642,242	16,319,445	0	(31,836,769)
Stock options issued to directors/consultants			1832500
Shares issued pursuant to compensatory agreement, March 26, 2002 (Note 12)	765,588	1,431,545	(1,431,545)	-	-
Net loss for the year	-	-	-	-	(14,565,515)
Balance, October 31, 2002	46,700,937	31,073,787	16,720,400	0	(46,402,284)

Private placement of common shares for cash, August 13, 2003 (Note 8(d))	2,031,250	162,500	-	-	-
Net loss for the year	-	-	-	-	(1,767,965)
Stock options issued to directors/consultants			318000
Balance, October 31, 2003	48,732,187	31,236,287	17,038,400	0	(48,170,249)

Private Placement of common shares for cash, December 2003 (Note 8 (e) ii)	500,000	40,000	-	-	-
Private Placement of common shares for cash, December 2003 (Note 8 (e) i)	300,000	33,000	-	-	-
Exercise of common share purchase warrants for cash (Note 8(d), August 2004	2,031,250	162,500	-	-	-
Exercise of common share purchase warrants for cash (Note 8 (e) ii), June-September 2004	1,000,000	80,000	-	-	-
Exercise of common share purchase warrants for cash (Note 8 (e) i), October 2004	200,000	22,000	-	-	-
Exercise of options for cash	5,300,000	530,000	-	-	-
Stock options issued to consultant	-	-	1,379,970	-	-

Net loss for the year	-	-	-	-	(2,314,298)
Balance, October 31, 2004	58,063,437	32,103,787	18,418,370	0	(50,484,547)

Exercise of common share purchase warrants for cash (Note 8(e)), December – January 2005	400,000	44,000	-	-	-
Private placement of common shares for cash	1,028,334	617,000	-	-	-

Net loss for the quarter	-	-	-	-	(453,523)
Stock options issued to consultants/employers	-	-	202,203	-
Balance at January 31, 2005	59,491,771	32,764,787	18,620,573	0	(50,938,070)

Exercise of common shares purchase warrants for cash (Note 8(d)), February, 2005	1,406,250	112,500	-	-	-
Private Placement of common shares for cash, March, 2005	1,300,000	845,000	-	-	-
Private Placement of common shares for cash, February, 2005	14,000	10,500	-	-	-
Legal expenses relating to private placements	-	(75,000)	-	-	-

Net loss for the quarter	-	-	-	-	(474,227)
Balance at April 30, 2005	62,212,021	33,657,787	18,620,573	-	(51,412,297)

Exercise of stock options (Note 8(b)), June, 2005	1,820,000	553,600
Settlement of accounts payable for common shares.	62,428	43,700
Stock options issued to consultants/employees			903,040

Net loss for the quarter					(1,726,931)

Balance at July 31, 2005	64,094,449	$34,255,087	$19,523,613	$ -	(53,139,228)

Exercise of common shares purchase warrants for cash September, 2005	625,000	50,000	-
Stock options issued to consultants			616,499
Net loss for the quarter					(1,380,802)

Balance at October 31, 2005	64,719,449	$34,305,087	$20,140,112	$ -	(54,520,030)

Exercise of stock options (Note 8(b))	150,000	45,000
Stock options issued to consultants/employees			143,786

Net loss for the quarter					(734,482)
Balance at January 31, 2006	64,869,449	34,350,087	20,283,898	-	(55,254,512)

Exercise of stock options (Note 8(b))	1,600,000	480,000

Net loss for the quarter					(333,768)
Balance at April 30, 2006	66,469,449	34,830,087	20,283,898	-	(55,588,280)

Private placement of common shares for cash May 2006	150,000	75,000
Exercise of stock options (Note 8(b))	1,100,000	329,980
Exercise of common share purchase warrants for cash (Note 8(d))	771,850	485,548

Net loss for the quarter					(530,370)
Balance as at July 31, 2006	68,491,299	35,720,615	20,283,898	-	(56,118,650)

Exercise of stock options (Note 8(b))	700,000	210,000
Stock options issued to consultants/emplopyees			1,914,774

Net loss for the quarter					(2,459,560)
Balance at October 31, 2006	69,191,299	35,930,615	22,198,672	-	(58,578,210)

Exercise of stock options (Note 8(b))	1,000,000	300,000
Price adjustment on outstanding warrants (Note 8)			542,000
Net loss for the quarter					(844,766)
Balance at January 31, 2007	70,191,299	36,230,615	22,740,672	-	(59,422,976)

See accompanying notes to the consolidated financial statements.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

1.     Nature of business:

Micromem Technologies Inc. ("Micromem" or the "Company") is a corporation incorporated under the laws of the Province of Ontario, Canada. By Articles of Amendment dated January 14, 1999, the Company changed its name from Avanticorp International Inc. to Micromem Technologies Inc. On January 11, 1999, the Company acquired all of the outstanding shares of Pageant Technologies Inc. ("Pageant"), a company subsisting under the laws of Barbados. This acquisition, was recorded as a reverse takeover under Canadian generally accepted accounting principles ("Canadian GAAP") which, in the case of the Company, conforms with United States generally accepted accounting principles ("U.S. GAAP").

The Company currently operates in a single segment as a developer of non-volatile magnetic memory technology. The Company has not generated significant revenue through January 31, 2007, has no planned principal operations and is devoting substantially all of its efforts to the development of its technology. Accordingly, for financial reporting purposes, the Company is a development stage enterprise.

On January 11, 1999, the Company issued 32,000,000 common shares and 1,000,000 warrants to acquire all of the issued and outstanding shares of Pageant. On that date, the total number of the Company shares outstanding was 35,980,643 shares. As a result of this transaction, the shareholders of Pageant owned 88.9% of the outstanding common shares of the Company and, accordingly, the purchase of Pageant was accounted for as a reverse takeover transaction. The transaction was accounted for by the purchase method with the results of operations included in the consolidated financial statements from the date of acquisition.

2.     Going concern:

These consolidated financial statements have been prepared on the "going concern" basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has incurred substantial losses to date. It will be necessary to raise additional funds for the continuing development, testing and commercial exploitation of its technology. The sources of these funds have not yet been identified and there can be no certainty that sources will be available in the future.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

Certain principal conditions and events are prevalent which indicate that there is substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. These include:

a. Recurring operating losses
b. Stockholders’ deficiency
c. Working Capital deficiency

Management has initiated certain plans, which it believes will mitigate and alleviate these conditions and events including:

a. Exploring alternative sources of financing as to be able to continue its research and development.
b. Implementation of cost-cutting measures.

The Company continues to pursue its research initiatives as outlined in Note 13 in order to develop its technology for commercial applications and continues to raise financing for operations as outlined in Note 8.

The Company’s ability to continue as a going concern is in substantial doubt and it is dependent upon completing the development of its technology for a particular application, achieving profitable operations, obtaining additional financing and successfully bringing its technology to the market. The outcome of these matters cannot be predicted at this time. The consolidated financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classifications of the assets and liabilities that might be necessary should the Company be unable to continue in business. If the "going concern" assumption were not appropriate for these consolidated financial statements then adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

3.     Summary of significant account policies:

These consolidated financial statements have been prepared in accordance with Canadian GAAP and are stated in United States dollars. These principles are also in conformity in all material respects with U.S. GAAP. The most significant accounting policies are as follows:

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

a.     Principles of consolidation:

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Memtech International Inc., Memtech International (U.S.A.) Inc., Pageant Technologies Inc. and Pageant Technologies (U.S.A.) Inc. During the fiscal year ending October 31, 2003, two of the Company’s subsidiaries, Micromem Technologies B.V. and Micromem Technologies S.p.A. were wound up. All significant intercompany balances and transactions have been eliminated upon consolidation.

b.     Use of estimates:

The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Examples of where estimates are used include the computation of stock option expense calculated in accordance with the Black Scholes option pricing model and in calculating the provision for doubtful accounts.

c.     Cash and cash equivalents:

Cash and cash equivalents consist of all bank accounts and all highly liquid investments with original maturities of three months or less at the date of purchase.

d.     Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided on property and equipment on a straight-line basis for a period of up to three years. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When circumstances dictate, an impairment loss is calculated as equal to the excess of the carrying value of the assets over their undiscounted estimated future net cash flow.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

e.     Patents and trademarks:

Patents and trademarks are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When circumstances dictate, an impairment loss is calculated as equal to the excess of the carrying value of the assets over their undiscounted estimated future net cash flow (Note 7).

f.     Research and development expenses:

Research costs are expensed in the period incurred. Development expenses are expensed as incurred unless they meet the criteria for deferral and amortization under Canadian GAAP which is the translation of research findings or other knowledge into a plan for the technology prior to commercial production or use. The Company has determined that no development costs have met these criteria at the financial reporting date.

g.     Stock-based compensation:

The Company has a stock-based compensation plan, which is described in Note 8. Stock-based compensation is recognized using the fair value method. Under this method, the Black Scholes option-pricing model is used to determine periodic stock option expense. Any compensatory benefit recorded is recognized initially as deferred share compensation in the consolidated statements of stockholders’ equity and then charged against income over the contractual or vesting period.

Until October 31, 2004 for all awards of employee stock-based compensation granted after January 1, 2002, the Company recognized employee stock-based compensation costs under the intrinsic value-based method and provided pro forma disclosure of net income and earnings per share as if the fair value-based method had been applied.

Effective November 1, 2004 the Company has adopted the fair value method of accounting for employee stock-based compensation costs. Accordingly the financial statements for the years ending October 31, 2000 - 2004 and the cumulative financial statements for the period from September 3, 1997 to October 31, 2004 have been restated to reflect the stock-based compensation costs that the Company has incurred in each period which expense previously was disclosed on a proforma basis.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

The stock-based compensation expense for options granted since November 1, 2004 have been reflected as an expense in the consolidated statement of operations for the periods then ended.

h.     Income taxes:

The Company accounts for income taxes by the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted tax rates and laws that are expected to apply when the asset is realized or the liability settled. To the extent that it is not considered to be more likely than not that a future income tax asset will be realized, a valuation allowance is provided.

i.     Long-Lived Assets

The Company records the value of the long-term assets acquired at cost. Such rights are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable when circumstances dictate an impairment loss is calculated as equal to the excess of the carrying value of the assets over their undiscounted estimated future net cash flows. Management used its best estimate of the undiscounted cash flows to evaluate the carrying amount and has determined that no impairment has occurred.

j.      Foreign currency translation:

The functional and reporting currency of the Company is the United States dollar.

The Company’s wholly-owned subsidiaries are integrated foreign operations and therefore, the Company uses the temporal method whereby monetary assets and liabilities are translated into United States dollars at the rate of exchange in effect at the consolidated balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Income and expenses are translated using the average monthly rate of exchange per quarter, which rate approximates the rate of exchange prevailing at the transaction dates. Gains or losses resulting from translation are included in the determination of net loss for the period.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

k.     Earnings or Loss Per Share:

Basic earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

4.     Acquisition of royalty rights and remaining interest in technology from Estancia Limited:

On December 9, 2000, the Company and its subsidiary, Pageant, entered into an Asset Purchase Agreement (the "Agreement") with Estancia Limited ("Estancia") and Richard Lienau ("Lienau") to purchase the remaining 50% interests in the patents which the Company did not own and a 40% gross profit royalty ("Estancia Royalty"), in respect of certain ferromagnetic memory technology known as VEMRAM (previously known as MAGRAM) and covered by U.S. Patent #5,295,097 and the related patent applications (the "Vemram Patents") described in the Agreement and all rights (the "Technology") held by Estancia and Lienau under the Joint Ownership and Licensing Agreement dated September 17, 1997 among Estancia, Lienau and Pageant. Under the terms of the Agreement, the Company was required to pay a maximum purchase price of $50,000,000 to Estancia as follows:

a.     $10,000,000 was paid on closing (after receipt of regulatory approvals), in the form of $8,000,000 in common shares of the Company ("Micromem Shares") (based on the price on the closing date) and $2,000,000 in cash;

b.     $20,000,000 if and when either (i) certification is received from Honeywell Federal Manufacturing & Technologies ("Honeywell") that fully integrated, randomly addressable memory matrices of the Technology have met certain stipulated performance standards, or (ii) the Company or any of its affiliates executes a definitive agreement for the sale or licensing of the Technology to an arm’s length third party for any commercial purposes other than testing or evaluation of the Technology; payable in the form of cash and Micromem Shares to be determined by Pageant provided that a minimum of 50% of the $20,000,000 shall be paid in Micromem Shares valued at the close of trading on the date of receipt of such certification, sale or licensing; and

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

c.     $20,000,000 if and when the Company or any of its affiliates executes a definitive agreement for the sale or licensing with respect to any technology (including the Technology) owned by the Company to an arm’s length third party for any commercial purposes other than testing or evaluation of the technology, payable in the form of cash and Micromem Shares to be determined by Pageant provided that a minimum of 50% of the $20,000,000 shall be paid in Micromem Shares valued at the close of trading on the date of execution of such sale or licensing.

During fiscal 2001, the Company paid $2,000,000 in cash and issued 2,007,831 shares, being the equivalent of $8,000,000, the first installment payable under the terms described above, on approval by its shareholders in the annual shareholder meeting held on March 14, 2001. The $10,000,000 paid was initially recorded as royalty rights in fiscal 2001 and was written-down to nil in fiscal 2002 (Note 10).

On March 9, 2004 the third anniversary of the closing date, the requirements set out in terms (b) and (c) above were not met and, in accordance with the terms of the Agreement, the Company’s obligations to pay these amounts terminated. The Company thus has had to revert to Estancia:

1.     a 40% interest in the Vemram Patents;

2.     a 32% interest in the gross profit, less expenses agreed to by the parties, for each license of the Vemram Patents sold or otherwise transferred by Pageant; and

3.     a 32% interest of any unit royalties received by Pageant as a result of the license or sale of the Vemram Patents less reasonable expenses directly related to the obtaining of said royalties.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

5.	Non-cash working capital balances:

A. Deposits and other receivables

		1/31/07	1/31/06
	Sales tax recoverable	$ 28,099	$ -

Deposits
		-	-
	Receivables from companies where senior officers and directors of the Company exercise significant influence (Note 12(b)) and employee advances	31,992	62,506
	Prepaid insurance	45,852	-
		$ 105,943	$ 62,506

B. Accounts payable and accrued liabilities

		1/31/07	1/31/06
	Deferred compensation to Chairman (Note 12(a) ii) and to senior officers (Note 12(c))	$ 243,000	$ 350,000

	Accrual of costs under technology development agreement (Note 13(b))	289,863	289,863

	Accounts payable	216,703	157,180
		$ 749,566	$ 797,043

6.	Property and equipment:

	1/31/06	Additions	1/31/07
Cost:
Computers and equipment	$ 41,348	-	$ 41,348
	$ 41,348	-	$ 41,348

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

	1/31/06	Amortization	1/31/07
Expense
Accumulated amortization:
Computers and equipment	$ 41,348	-	$ 41,348
	$ 41,348	-	$ 41,348

	1/31/06		1/31/07
Net book value:
Computers and equipment	$ -		$ -
	$ -		$ -

During fiscal 2003, the Company contributed equipment and supplies with a net book value of $58,302 under the "Equipment Transfer Agreement" to the University of Toronto ("U of T") (Note 13a(4)). The net book value of the contributed equipment has been charged to the period as a research and development expense.

7.     Patents and trademarks:

In 2003 the Company discontinued a number of patent and trademark applications primarily outside the United States and the net book value of $130,839 relating to these applications was written off in 2003. The Company has also assessed the remaining amounts for patents and trademark applications registered in Canada and United States and expensed the residual net book value of $168,981 in 2003 to reflect the uncertain nature of future events.

The Company continues to actively pursue and protect its patents and trademarks registered in Canada and the United States.

8.     Share Capital:

a.     Authorized:

2,000,000 special preference shares, redeemable, voting, none of which are issued and outstanding Unlimited common shares without par value.

b.     Stock option plan:

The Company has a fixed stock option plan. Under the Company’s Stock Option Plan (the "Plan"), the Company may grant options for up to 15,000,000 shares of common stock to directors, officers, employees or consultants of the Company and its subsidiaries. The exercise price of each option is equal to or greater than the market price of the Company’s shares on the date of grant unless otherwise permitted by applicable securities regulations. An option’s maximum term under the Plan is 10 years.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

A summary of the status of the Company’s fixed stock option plan as at January 31, 2007 and 2005 and changes during the periods ended on those dates is as follows:

	2007		2006
	Options in	Weighted	Options in	Weighted
	Thousands	Average	Thousands	Average
		exercise price	exercise price
Outstanding, beginning of period	11,550.50		10,150	$ .50
Granted	-	.78	5,050.78
Cancelled/expired	-	.72	(100)	.72
Exercised	(1,000)	.30	(3,550)	.30
Outstanding end of period	10,550.53		11,550	$ .53

Cash proceeds realized during the quarter ending January 31, 2007 by the Company upon the exercise of stock options by directors was $300,000 (2006: $45,000).

The following options have been granted after October 31, 2004:

Date	Optionee	Number of	Exercise	Expiry
		Options	Price	Date
January 29, 2005	Officer	300,000.80		March 22, 2007
January 31, 2005	Employee	50,000.91		June 17, 2009
January 31, 2005	Officer	50,000.91		June 17, 2009
May 27, 2005	Officer	400,000.72		May 27, 2010
May 27, 2005	Director	300,000.72		May 27, 2010
May 27, 2005	Director	1,800,000.72		May 27, 2010
August 1, 2005	Chairman	1,800,000.65		June 16, 2009
November 25, 2005	Director	300,000.60		November 24, 2009
November 20, 2005	Employee	50,000.63		December 20, 2010
January 15, 2006	Officer	100,000.68		January 15, 2011
August 9, 2006	Chairman	1,000,000.80		July 6, 2011
August 9, 2006	Outside Directors	1,500,000.80		July 6, 2011
August 9, 2006	Officers	1,600,000.80		July 6, 2011
August 9, 2006	Employees	500,000.80		July 6, 2011

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

May 27, 2005	Director	1,800,000.72	May 27, 2010
August 1, 2005	Chairman	1,800,000.65	June 16, 2009
November 25, 2005	Director	300,000.60	November 24, 2009
November 20, 2005	Employee	50,000.63	December 20, 2010
January 15, 2006	Officer	100,000.68	January 15, 2011
August 9, 2006	Chairman	1,000,000.80	July 6, 2011
August 9, 2006	Outside Directors	1,500,000.80	July 6, 2011
August 9, 2006	Officers	1,600,000.80	July 6, 2011
August 9, 2006	Employees	500,000.80	July 6, 2011

At October 31, 2004 the cumulative stock compensation expense for stock options granted to employees has been calculated using the Black Scholes option-price model as $17,829,459 which expense has previously not been reflected in the consolidated statement of operations and deficit. Effective November 1, 2004, the Company adopted the fair value method of accounting for stock compensation expense and accordingly has restated the prior year financial statements as appropriate.

A reconciliation of the restatement of the prior year financial statements is as below:

	2004	2003	Period from
			September 3, 1997
			to October 31, 2005

Stock compensation expense as originally reported	$10,020	$-	$10,020
Restatement – expense using fair value method	1,369,950	318,000	19,551,201
Restated stock compensation expense	$1,379,970	$318,000	$19,561,221

Net loss as originally reported	$944,348)	$(1,449,965)	$(36,690,571)

Restatement – expense using fair value method	1,369,950	318,000	(17,829,459)
Restated net loss	$(2,314,298)	$(1,767,965)	$(54,520,030)

Closing deficit as originally reported	$(32,655,088)	$(31,710,740)	$(36,690,571)

Restatement, expense using fair value method	(17,829,459)	(16,459,509)	(17,829,459)
Restated closing deficit	$(50,484,547)	$(48,170,249)	$(54,520,030)

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

Basic and fully diluted loss per share as originally reported	$(0.02)	$(0.03)	$(0.75)

Restatement – impact on loss per share using fair value method	(0.02)	(0.01)	(0.38)

Revised basic and fully diluted loss per share	$(0.04)	$(0.04)	$(1.13)

The fair value of each option used for the purpose of estimating the stock compensation cost is based on the grant date using the Black Scholes pricing model. The unexpended stock based compensation deferred over the vesting period is nil.

The fair value of all options granted between 2005 – 2006 were estimated as of the date of grant using the Black Scholes option-pricing model with the following assumptions:

	2006	2005
Expected dividends	-	-
Volatility factor	99%-111%	97% - 142%
Risk free interest rate	3.25% – 4.5%	3.25%
Weighted average expected life	1.5 years	1.5 years

The current stock compensation expense as reflected in the financial statements is summarized as:

Quarter Ending	Expense
January 31, 2005	$202,203
April 30, 2005	-
July 31, 2005	903,040
October 31, 2005	616,499

January 31, 2006	143,786
April 30, 2006	-
July 31, 2006	-
October 31, 2007	1,914,774
January 31, 2007	-

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

The following table summarizes information about fixed options outstanding as at January 31, 2007:

Options Outstanding			Options exercisable

		Weighted average	Weighted
		remaining	Average		Weighted
Actual exercise	Number	contractual life	exercise	Number	Average
price	outstanding	(in years)	price	exercisable	exercise price

$0.30	800,000	2.5 years	$0.30	800,000	$0.30
0.68	100,000	2.7 years	0.68	100,000	0.68
0.80	300,000	.4 years	0.80	300,000	0.80
0.91	100,000	2.75 years	0.91	100,000	0.91
0.72	2,500,000	3.5 years	0.72	2,500,000	0.72
0.65	1,800,000	3.5 years	0.65	1,800,000	0.65
0.60	300,000	3.5 years	0.60	300,000	0.60
0.80	4,600,000	4.7 years	0.80	4,600,000	0.80
0.63	50,000	3.1 years	0.63	50,000	0.63

c.     Loss per share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and is calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and they are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

d.     Warrants

On August 13, 2003, the Company issued 2,031,250 First Units at $0.08 each. Each First Unit provides the holder with one common share and a warrant for one Second Unit at $0.08 each, exercisable for one year. Each Second Unit provides the holder with one common share and a warrant for one common share at $0.08 each, exercisable for one year.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

A portion of the First Unit could be allocated into separate elements within stakeholders’ equity as the First Units contain two equity elements arising from the common share and warrants attached. The Company has allocated the closing trading value of its shares as at August 13, 2003 to the common shares. Since the net proceeds received from the issuance of the common shares attached to the First Units equaled the closing trading value at the date authorized by the Board of Directors, the warrants were allocated a nil value.

In August 2004, the holders of the First Units exercised the First Unit warrants and the Company thus issued 2,031,250 common shares and the warrants for the Second Units and realized proceeds of $162,500.

In February 2005, the holders of the Second Units exercised 1,406,250 Second Unit warrants and the Company thus issued 1,406,250 common shares and realized proceeds of $112,500.

In August 2005, the holders of the Second Units exercised 625,000 Second Units warrants and the Company thus issued 625,000 common shares and realize proceeds of $50,000.

e.     Private Placements

 i)     In December 2003, the Company completed Unit private placements to two Canadian private investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placements, the Company received $33,000 as subscription proceeds for the sale and issue of 300,000 Units. Each Unit consists of one Common Share and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one Common Share and one Series B Warrant for $0.11 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional Common Share for $0.11 until expiry 12 months from the date of issue.

In October 2004 the private investors exercised 200,000 Series A warrants and the Company thus issued 200,000 common shares and 200,000 Series B warrants and realized proceeds of $22,000.

In the quarter ended January 31, 2005 the private investors exercised the remaining Series A warrants and the Company thus issued 100,000 additional common shares and 100,000 Series B warrants and realized proceeds of $11,000.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

The investors then exercised 300,000 Series B warrants and the Company thus issued 300,000 common shares and realized proceeds of $33,000.

ii)     In December 2003, the Company completed a Unit private placement to one Canadian private investor pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placement, the Company received $40,000 as subscription proceeds for the sale and issue of 500,000 Units.

Each unit consists of one Common Share and one Series A. Warrant. Each Series A Warrant entitles the holder to purchase one Common Share and one Series B Warrant for $0.08 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional Common Share for $0.08 until expiry 12 months from the date of issue.

In June 2004, the private investor exercised the Series A warrants and the Company thus issued 500,000 common shares and 500,000 Series B warrants and realized proceeds of $40,000.

In September 2004, the private investor exercised the Series B warrants and the Company thus issued 500,000 common shares and realized proceeds of $40,000.

iii)    In December 2004 the Company completed a Unit private placement to several U.S. investors pursuant to prospectus and registrations exemptions set forth in applicable securities laws. Under the private placement, the Company received $617,000 as subscription proceeds for the sale and issue of 1,028,344 Units. Each Unit consisted of one Common Share and one Series A Warrant. Each series A Warrant entitled the holder to purchase one Common Share and one Series B warrant for $.60 until expiry 12 months from the date of issue. Each Series B Warrant entitled the holder to purchase one additional Common Share for $.60 until expiry 12 months from the date of issue.

iv)    In February 2005, the Company arranged a Unit private placement to several investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under this private placement, the Company received $845,000 as of April 30, 2005 as subscription proceeds for the sale of 1,300,000 Units. Each unit consisted of one Common Share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one Common Share and one Series B Warrant for $.65 until expiry 12 months from the issue date. Each Series B warrant entitled the holder to purchase one Common Share for $.65 until expiry 12 months from the issue date.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

v)     In February 2005, the Company completed a Unit private placement to two Canadian investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placement, the Company received $10,500 as subscription proceeds for the sale and issue of 14,000 Units. Each Unit consisted of one Common Share and one Series A Warrant. Each Series A Warrant entitled the investor to purchase one Common Share and one Series B Warrant for $.75 until expiry 12 months from the date of issue. Each Series B Warrant entitled the holder to purchase one additional common share for $.75 until expiry 12 months from the date of issue.

vi)    In December 2005 the Company revised the terms of the Unit private placements outlined in Note 8(e) (iii) (iv) and (v). In each case the Unit was revised to consist of one Common Share, one Series A warrant expiring on June 30, 2006 and one Series B warrant expiring on December 31, 2006. In June 2006 the Series A warrants were extended to September 30, 2006 and, concurrently, 771,883 warrants were exercised and the Company realized $485,548 of net proceeds. The remaining terms of the Series A and Series B warrants were unchanged.

During the quarter ending January 31, 2007 the Company further extended the expiry date of the Series A and Series B warrants to June 30, 2007 and has revised the subscription price in each case to $0.50. The Company reports an expense of $542,000 during the 3 months ended January 31, 2007 with respect to the repricing of these warrants. This expense has been calculated in accordance with the Black Scholes option-pricing model. The Company records this non-cash expense in the Statement of Income with an offsetting charge to Contributed Surplus.

vii)   On June 8, 2005 the Company entered into a financial advisory services agreement with an arms length entity and, as consideration issued 1,000,000 purchase warrants. Each warrant entitles the holder to purchase and subscribe for one common share at $.70 per share. These warrants expired unexercised in June 2006.

viii)  The Company entered into a second financial advisory services agreement on June 22, 2005 with an arms length entity and, as consideration issued 800,000 purchase warrants. Each warrant entitles the holder to purchase and subscribe for one common share at $.70 per share on or before June 30, 2007.

ix)     In May 2006 the Company completed a Unit private placement financing with two investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placement the Company received $75,000 as subscription proceeds for the sale and issue of 150,000 Units. Each Unit consists of one common share and one Series A warrant. Each Series A warrant entitles the investor to purchase one common share for $.50 until expiry in April 2007.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

f.     Warrants

Cash proceeds realized by the Company upon the exercise of warrants to acquire common shares are summarized as below:

Date	Financing	Number	Proceeds
February 2005	Aug 2003 (Note 8(d))	1,406,250	$112,500
August 2005	Aug 2003 (Note 8(d))	625,000	50,000
January 2005	Dec 2003 (Note 8(e)(i))	100,000	11,000
January 2005	Dec 2003 (Note 8(e) (i))	300,000	33,000
June 2005	Dec 2004-Feb 2005 (Note 8 (e)(vi))	771,850	485,548
		3,203,100	$692,048

The outstanding warrants to acquire common shares are summarized as below:

Financing	Warrants	Number	Exercise Price
December 2004 (Note 8(e)(ii)	A	688,817	$.50
December 2004 (Note 8(e) (ii)	B	1,028,344	$.50
February 2005 (Note 8(e)(iv)	A	870,000	$.50
February 2005 (Note 8(e)(iv)	B	1,300,000	$.50
February 2005 (Note 8(e)(v)	A	4,667	$.50
February 2005 (Note 8 (e)(v)	B	7,000	$.50
May 2006 (Note 8 (e)(ix)	A	150,000	$.50
		4,048,818

In addition 800,000 warrants to acquire common shares at a strike price of $.70 per share are outstanding under the terms of a financial advisory services agreement (Note 8(e)(viii).

9.     Contributed Surplus:

Contributed surplus arises as a result of the application of the Black Scholes option-price model with respect to stock options issued by the Company as outlined in Note 8 (b). Also included in contributed surplus at January 31, 2007 is an amount of $544,891 representing forgiveness of Pageant indebtedness during fiscal 1999 by Ataraxia Corp, the former parent company of Pageant. This forgiven debt was treated as contributed surplus as this balance was between related parties.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

10.    Restructuring and write-down of royalty rights:

On July 29, 2002, the Company restructured its operations by closing its research and development facility and adopted a plan to focus its current resources to outsource its research and development activities as described in Note 13(a). No major costs were associated with this restructuring.

As a result of the restructuring, the Company determined that there was significant uncertainty that any amounts would be payable to Estancia in the foreseeable future in respect of the Estancia Royalty as described in Note 4, and accordingly, the Estancia Royalty rights acquired in the amount of $10,000,000 were written off in fiscal 2002.

11.    Income Taxes:

Once the Company has completed all its income tax return filings it will have non-capital losses of approximately $9,581,000 available to reduce future taxable income, the benefit of which has not been recognized in these consolidated financial statements. As at January 31, 2007, the tax losses expire as follows:

	Canada	Other Foreign	Total
2007	$ 1,632,000	$ -	$ 1,632,000
2008	1,363,000	-	1,363,000
2009	1,062,000	-	1,062,000
2010	932,000	265,000	1,197,000
2011	-	208,000	208,000
2014	746,000	-	746,000
2015	2,249,000	-	2,249,000
2016	1,996,000	-	1,996,000
2023	-	73,000	73,000
2024	-	173,000	173,000
2025	-	20,000	20,000
Total losses	$ 9,980,000	$ 739,000	$ 10,719,000

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

12.    Management compensation and related party transactions:

a     (i)     Between 1999 and 2002, the Company entered into stock-based management compensation arrangements with the Chairman as reported in prior years’ audited financial statements.

(ii)    On May 29, 2005, the Company entered into a new employment agreement with the Chairman for a period from January 1, 2005 through September 30, 2009. Under the terms of the agreement, the Chairman has been retained to provide certain management services to the Company. The Company has agreed to provide compensation based on a percentage of the increase of the market 18 capitalization on a year-over year basis commencing as of December 31, 2005 subject to a minimum annual compensation amount of $150,000 Canadian funds ($133,600 U.S. funds at current exchange rates). At the Company’s option it can pay cash or issue common shares as compensation providing that the cumulative maximum number of shares that it can issue under the agreement is 2 million common shares. The Company determined that the compensation expense in fiscal 2006 was $150,000 Canadian funds ($133,600 U.S. funds at current exchange rates) under this agreement.

The total compensation paid to the Chairman during the quarter is summarized as follows:

	Cash Compensation	Stock Option Expense
2007	$-	$-
2006	-	-

b.      In the normal course of business, the Company has entered into cost sharing arrangements with companies where certain senior officers and directors exercise significant influence. These transactions, which were measured at the exchange amount on the date of the transaction, relate to salaries, rent and other expenses. For the three months ended January 31, 2007, the Company paid expenses of approximately $27,000 in rent (2006: $29,000) and $46,000 in salaries (2006: $56,000).

c.      Included in professional fees as reported are management and consulting fees paid or payable to individuals (or companies controlled by such individuals) who served as officers and directors of the Company. The total compensation paid to such parties during the three months ended January 31, 2007 is summarized as follows:

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

	Cash Compensation	Stock Option Expense
2007	$104,000	$-
2006	$105,000	$29,000

13. Commitments:

A.     Research Collaboration and Infrastructure Agreements

1.     Materials and Manufacturing Ontario:

On October 24, 2002, Micromem entered into a two year Research Collaboration Agreement with Material and Manufacturing Ontario ("MMO"), a not-for-profit organization funded by the provincial government, the University of Toronto ("U of T") and a researcher employed by U of T to fund the research on Magnetic Structure development for Hall effect memory devices.

Under the terms of the agreement, the Company committed to contribute $87,432 (Cdn $136,175) and $18,000 (Cdn $28,000) in cash and in-kind contribution, respectively, per year to fund the research. The Company has met all of its obligations under this agreement.

On November 12, 2003, Micromem entered into a second research collaboration agreement with MMO and the U of T for research and development associated with magnetic memory devices. Under the second agreement, in the first year and upon renewal in the second year, MMO granted $58,900 (equivalent to Cdn. $85,000) in cash funding and Micromem contributed $56,130 (equivalent to Cdn. $81,000 in cash funding and additionally made $30,770 (equivalent to Cdn. $44,400) of in-kind contributions, all towards the research collaboration, each year. The Company has met all of its obligations under the agreement. Micromem obtained sublicensing rights for the use of any new technology developed ("Technology Developed") under this research subject to payment of an annual royalty payable in perpetuity to MMO based on a percentage of revenues from the sale of products incorporating the Technology Developed.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

2.     University of Toronto:

On November 1, 2002, the Company entered into an Infrastructure Agreement with U of T to fund the assembly of a magnetic memory facility ("MMF") for research, development and fabrication of magnetic memory. U of T has agreed to use the MMF in connection with, among other things, research to be conducted pursuant to collaborations between Micromem and U of T.

The terms of the agreement provided that Micromem was to contribute $249,463 (equivalent to Cdn. $360,000) in cash to fund the direct costs of the MMF. The contribution has been made in fiscal 2002-2003 by Micromem and included as a research and development expense in the consolidated statements of operations and deficit.

3.     Communications and Information Technology Ontario:

On December 10, 2002, Micromem entered into a two year Collaborative Research Agreement with Communications and Information Technology Ontario ("CITO") U of T and Dr. Harry Ruda. For the first year, CITO provided funding of $106,715 (equivalent to Cdn. $154,000) and Micromem contributed $31,875 (equivalent to Cdn. $46,000). For the second year, CITO provide funding of $107,715 (equivalent to Cdn. $154,000) and Micromem provided funding of $31,875 (equivalent to Cdn. $46,000). Micromem has further provided $67,632 (equivalent to Cdn $97,600) of in-kind contributions to the research collaboration.

4.     Revised License Agreement:

In June 2005 the Company signed a license agreement ("the License Agreement") with the U of T and the Ontario Centres of Excellence (including MMO and CITO) (collectively "OCE") whereby:

  OCE released the Company and the University from the commercialization obligations set forth in all prior research collaboration agreements.

  The Company acquired exclusive worldwide rights to the Technology and Developed Technology and Patent Rights related to the MRAM technology developed at the UofT.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

  The Company has agreed to royalties and payments under the terms of the License Agreement as follows:

  In consideration for the rights and licenses granted herein, the Company shall pay to the UofT:

i.     4% of Net Sales until such time as the UofT has received from the Company an aggregate amount of five hundred thousand Canadian dollars (CDN$500,000);

ii.    1% of Net Sales thereafter.

  If the Company sublicenses any rights granted herein to any non-Affiliate:

i.     in combination or association with the Micromem Intellectual Property, the UofT shall receive 10% of any Net Fees and/or Net Royalties that shall be received by the Company in respect of any licenses involving both the rights granted herein and such Micromem Intellectual Property;

ii.    For all other sublicenses of the rights granted herein to any non-Affiliate, the UofT shall receive 20% of any Net Fees and/or Net Royalties that shall be received by the Company in respect of such sublicenses.

iii.   Net Fees and/or Net Royalties shall be received from the Company until such time as the UofT has received from the Company an aggregate amount of five hundred thousand Canadian dollars (CDN$500,000); thereafter the Company shall pay half of the amounts as otherwise noted above.

  At any point after which the Company has paid the UofT five hundred thousand Canadian dollars (CDN$500,000), the Company may at its option buy out the obligation to pay royalties under the License Agreement by paying to the UofT a single lump sum payment equaling the greater of five hundred thousand Canadian dollars (CDN$500,000) and an amount equal to the total amount of royalties paid by the Company to the UofT in the preceding twenty-four months. The Company shall be entitled to exercise such option by providing written notice to the UofT along with the required payment, after which time the Company’s obligation to pay royalties as otherwise calculated shall be waived by the UofT.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

  As a condition to entering the License Agreement the Company has agreed to a further Research Agreement with a funding commitment of no less than five hundred thousand Canadian dollars (CDN $500,000), to continue the further research and development of the Inventions and Micromem Intellectual Property. In August 2005 the Company made an initial payment of CDN $250,000 (approximately $200,000 U.S. funds at the then prevailing exchange rates) and, in November 2005, the Company made the second payment of CDN $250,000 (approximately $200,000 U.S. funds at the then prevailing exchange rates) under the terms of this Research Agreement.

  The Company believes that there are substantial market opportunities available for it to commercialize its technology in conjunction with strategic partners and it is currently pursuing such opportunities. The Company plans to complete its research initiatives and enter into agreements with strategic partners so as to commercialize its technology under licensing and other arrangements.

B.     Technology Development Agreement:

On March 14, 2001, the Company’s subsidiary, Pageant, entered into a three-year technology development agreement with Estancia and Lienau to continue the development of the Technology. Under the terms of the agreement, Pageant committed to pay Estancia $215,000 per year, payable on a monthly basis in arrears, and committed to incur expenditures in connection with the development expenses of up to a maximum of $500,000 per agreement year.

On April 23, 2002, the technology development agreement was amended to extend its term for an additional eight-month period through November 2004. The go-forward payments were renegotiated as $62,707 between May – October 2002, $197,086 during fiscal 2003 and $143,330 during fiscal 2004.

The development efforts under this agreement ceased in July 2002. The Company reports approximately $290,000 in accounts payable and accrued liabilities with respect to this agreement as of January 31, 2007 (at January 31, 2005: $289,000).

C.     Operating Leases:

The Company has operating lease commitments which expire in 2010 in respect of its head office. The future minimum annual lease payments are approximately as follows:

2007-2010 (annually)	$103,000

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

D.     Consulting contract:

In January 2005 the Company entered into a consulting contract with an arm’s length individual for her services as Chief Technology Officer of the Company. The agreement extends for 2 years with a cancellation clause which can be executed by the Company at any time with 4 months notice provided. The base remuneration stipulated in the contract is $260,000 per year. The Company also granted the Chief Technology Officer 100,000 options exercisable at .68¢ which expired on December 31, 2005, 300,000 options exercisable at $0.80 per share, expiring 45 days after the end of the above noted employment agreement 100,000 options exercisable at $.72 which expire on March 22, 2007 if unexercised and 200,000 options exercisable at 80¢ which expire on July 9, 2011 if unexercised.

In October 2006, the Company extended the consulting contract for 2 more years commencing in January 2007 on the same terms, conditions and cancellation clauses.

14.   Contingencies:

The Company has agreed to indemnify its directors and officers and certain of its employees in accordance with the Company’s by-laws. The Company maintains insurance policies that may provide coverage against certain claims.

As outlined in Note 4, certain interests under the Agreement with Estancia reverted to Estancia on March 9, 2004. On this basis, to the extent that future revenues are generated by the Company relating directly and specifically to the Vemram Patents, the Company is obligated to pay Estancia 32% of the gross profit realized less expenses agreed to by the parties and 32% of any unit royalties realized less direct expenses.

15.     Financial instruments:

a.     Fair values

The fair values for all financial assets and liabilities are considered to approximate their carrying values due to their short-term nature.

b.     Foreign items

The consolidated financial statements include balances/transactions that are denominated in Canadian dollars as follows:

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

	1/31/07	1/31/06
Assets	$ 287,000	$ 105,000
Liabilities	539,000	185,000
Other Income	2,166	1,218
Expenses	167,000	462,000

16.    Reconciliation between Canadian GAAP and U.S. GAAP:

The Company’s consolidated financial statements have been prepared in accordance with Canadian GAAP which, in the case of the Company, conform in all material respects with U.S. GAAP.

a.     Stock-Based compensation:

Until October 31, 2004 the Company chose to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, compensation expense is recorded if the market value exceeds the exercise price at the date of grant. The compensation expense, if any, is recognized at the date of option grants or when the option shares are earned, when future performance is required, in the consolidated statements of operations and deficit.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payments". SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair- value method and record such expense in its consolidated financial statements. SFAS No. 123(R) is effective beginning in the quarter ending January 31, 2005.

The Company has adopted the fair value method to measure all employee stock-based compensation effective November 1, 2004 and accordingly has restated the prior year financial statements to reflect this change, as outlined in Note 8(b).

b.     Consolidated statement of comprehensive income (loss):

Comprehensive income (loss) includes all changes in equity during the periods presented except shareholder transactions. For the purpose of reporting under U.S. GAAP, the components of comprehensive income and totalcomprehensive income are reported in the consolidated statements of changes in shareholders’ equity, below net loss in the consolidated statements of operations and deficit and in a separate consolidated statement of comprehensive income. For the periods presented, accumulated other comprehensive loss equals net loss.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

c.     Research and development expenditures

Under U.S. GAAP all research and development expenditures are expensed as incurred. In that the Company has not deferred any research and development expenditures it is in compliance with U.S. GAAP.

d.     Other recent accounting pronouncements

Financial Accounting Standards Board ("FASB") Statement No. 154 Accounting Changes and Error Corrections replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement includes specific transition provisions, those provisions should be followed.

APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS is an amendment to SFAS No. 133 and 140. SFAS No. 155 improves financial reporting by eliminating the exception from applying SFAS No. 133 to interest in securitized financial assets so similar instruments are accounted for similarly regardless of the form of instruments. SFAS No 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS No. 155 to have an impact on its financial position or results of operation. Also, SFAS No. 156 "accounting for Servicing of Final Assets" was recently issued but has no current applicability to the Company and has no effect on the consolidated financial statements.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

January 31, 2007

In March 2006, the FASB issued SFAS No. 156. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of its first fiscal year that begins after September 15, 2006.

An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement.

In September 2006, the FASB issued SFAS No. 157 and No. 158. Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.

The Company believes that the above standards would not have a material impact on its financial position or on the results of operations.

17.    Subsequent Event:

A director exercised 300,000 options in March 2007 and the Company realized $90,000 of cash proceeds.